Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 22, 2010 (except Note 12, as to which the date is April 23, 2010) in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-164491) and the related Prospectus of Convio, Inc. for the registration of 5,132,728 shares of its common stock.

/s/ ERNST & YOUNG LLP

Austin, Texas

April 23, 2010